EXHIBIT 21

CORNERSTONE BANCSHARES, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation
Cornerstone Community Bank	Tennessee

Eagle Financial, Inc.	Tennessee